                                                                Exhibit 99(a)(9)

                              RHI AG Press Release


4 AUGUST, 1999

- EXPANSION OF WORLD-WIDE MARKET LEADERSHIP IN REFRACTORIES BASED ON THE PLANNED ACQUISITION OF GLOBAL INDUSTRIAL TECHNOLOGIES

- IMPROVEMENT IN SALES AND EARNINGS SITUATION IN THE SECOND QUARTER OF 1999 DESPITE CONTINUING DIFFICULT MARKET SITUATION IN EUROPE AND ASIA

- SIGNIFICANT IMPROVEMENT IN RESULTS IN 2000 THROUGH ACCELERATED RESTRUCTURING AND STEPPED UP MEASURES FOR SUSTAINABLE COST REDUCTION


RHI, since 1989 one of the most dynamic companies in the refractories industry world-wide, is about to take a quantum leap. The acquisition and integration of numerous refractories companies in the past ten years have made RHI the absolute world market leader in the refractories industry. With the public tender offer put forward to all shareholder of Global Industrial Technologies Inc. (GIT), USA, on 12 July, 1999, RHI will continue to pursue this successful growth strategy and expand its leading position in the market further.

The intended integration of GIT and its refractories subsidiary Harbison-Walker makes RHI the leading refractories supplier in America. In addition, it will significantly strengthen RHI's market position in the NAFTA region, one of the most important refractories markets world-wide, and in Latin America, a promising growth region. Moreover, a considerable potential for rationalization is being created in the group's American refractories activities through the intended integration of GIT/Harbison-Walker. From today's point of view, RHI expects a sustainable cost-cutting potential of ATS 400 million / EUR 29 million per year.

The purchasing price of USD 300 million (ATS 3.9 billion / EUR 283 million) is to be financed through a capital increase and loan capital from existing and new finance partners, in accordance with the overall financing concept of RHI.

In the second quarter of 1999 framework conditions were more favorable for RHI than in the difficult first quarter of this year, but still worse than in the same period of the previous year.

In the second quarter of 1999, sales revenue of the RHI group amounted to approx. ATS 5.25 billion / EUR 381 million, thus falling 6% short of the figure of ATS 5.61 billion / EUR 407 million in Q2/1998. This decline is primarily attributable to the refractories division. The insulating division managed to increase its sales revenue further thanks to the acquisitions made in the past 12 months. The engineering division continues to realize strong earnings. The insulating division realized a clear improvement in results in the second quarter of 1999. Overall, RHI's sales revenue amounted to ATS 10.24 billion / EUR 744 million in the first six months of 1999 (1-6/1998: ATS 10.86 billion / EUR 789 million).


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Compared to the first quarter of the current year, the earnings situation of the
RHI group improved significantly in Q2/1999 The operating result (EBIT) of the RHI group amounted to ATS 203 million / EUR 14.8 million in the second quarter of 1999 (Q2/1998: ATS 365 million / EUR 26.5 million). Overall, EBIT amounted to ATS 161 million / EUR 11.7 million in the first half of 1999, falling short of the excellent half-year result of ATS 490 million / EUR 35.6 million of the previous year. The RHI group's EBT came to ATS 51 million / EUR 3.7 million in the first half of 1999. Net income for this period amounted to ATS 35 million / EUR 2.5 million. Net income after minorities was balanced in the first half of 1999.

Although the business development in the second quarter of 1999 was better than in the first quarter of 1999, it still showed RHI's basic problems regarding fixed costs. The Board of Management has thus come to the conclusion that the cost-cutting measures introduced in 1998 are not sufficient to secure a sustainable growth in earnings and value for the group.

Therefore RHI has worked out a drastic cost-cutting program, which will be realized in the second half of 1999. Not only will excessive capacity in the European refractories division be reduced, sales and overhead structures will also be made considerable leaner. This will lead to sustainable annual savings amounting to approx. ATS 750 million / EUR 55 million. Apart from closing down locations, RHI will also have to reduce staff by 6% or 600 employees world-wide for this purpose. The non-recurrent extraordinary expenses related with these measures will amount to approx. ATS 400 million / EUR 29 million and primarily burden the results of 1999.

The RHI Board of Management is convinced that, based on the intended acquisition of GIT/Harbison-Walker and the implementation of the cost-cutting measures, RHI will show a clearly positive development of earnings and company value again from 2000 onwards. However, to secure the future substantial burdens on the results of the current year must be accepted. Yet, the Board of Management expects a balanced result for the RHI group in 1999. The record result of 1998 is to be clearly exceeded by the year 2000.

Forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ from those contemplated. Factors which could cause those differences include the terms and availability of financing, actions by other persons, legal and regulatory requirements and other factors.


                      FOR FURTHER QUESTIONS PLEASE CONTACT:
                             RHI AG / Peter Hofmann
               Phone (+43) (1) 50213-123 / Fax (+43) (1) 50213-130
                        e-mail: PETER.HOFMANN@RHI-AG.COM


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RHI FINANCIALS FOR THE FIRST HALF OF 1999


----------------------------------------------------------------------------------------------------------------
RHI: SALES REVENUE AND EARNINGS                         1-6/1999                          1-6/1998
----------------------------------------------------------------------------------------------------------------
in million                                       ATS               EUR              ATS              EUR

----------------------------------------------------------------------------------------------------------------
Sales revenue                                        10,236             743.9           10,860            789.2
----------------------------------------------------------------------------------------------------------------
Operating result (EBIT)                                 161              11.7              490             35.6
----------------------------------------------------------------------------------------------------------------
EBT                                                      51               3.7              401             29.1
----------------------------------------------------------------------------------------------------------------
Net income for the period                                35               2.5              310             22.5
----------------------------------------------------------------------------------------------------------------
Net income after minorities                               1               0.1              287             20.9
----------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------
RHI: SALES REVENUE                                      1-6/1999                          1-6/1998
----------------------------------------------------------------------------------------------------------------
in million                                       ATS               EUR              ATS              EUR

----------------------------------------------------------------------------------------------------------------
Refractories                                          7,329             532.6            8,356            607.3
----------------------------------------------------------------------------------------------------------------
Engineering                                             837              60.8              737             53.6
----------------------------------------------------------------------------------------------------------------
Insulating                                            1,196              86.9              839             61.0
----------------------------------------------------------------------------------------------------------------
Waterproofing                                           961              69.8            1,000             72.7
----------------------------------------------------------------------------------------------------------------
Other and consolidation                                 (87)             (6.3)             (72)            (5.2)
----------------------------------------------------------------------------------------------------------------
RHI group                                            10,236             743.9           10,860            789.2
----------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------
RHI: OPERATING RESULT (EBIT)                            1-6/1999                          1-6/1998
----------------------------------------------------------------------------------------------------------------
in million                                       ATS               EUR              ATS              EUR

----------------------------------------------------------------------------------------------------------------
Refractories                                            105               7.6              462             33.6
----------------------------------------------------------------------------------------------------------------
Engineering                                              28               2.0               16              1.2
----------------------------------------------------------------------------------------------------------------
Insulating                                               49               3.6               27              2.0
----------------------------------------------------------------------------------------------------------------
Waterproofing                                           (21)             (1.5)             (16)            (1.2)
----------------------------------------------------------------------------------------------------------------
Other and consolidation                                   0               0.0                1              0.1
----------------------------------------------------------------------------------------------------------------
RHI group                                               161              11.7              490             35.6
----------------------------------------------------------------------------------------------------------------